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                                                            Page 9 of 41 Pages

                                                                       EXHIBIT I

                                                         EXECUTION COUNTERPART
                                                         ---------------------


                   STOCK SUBSCRIPTION AND PURCHASE AGREEMENT
                   -----------------------------------------

      Stock Subscription and Purchase Agreement dated February 10, 1997 by and between Alpharma Inc., a Delaware corporation, ("Alpharma") and A. L. Industrier

AS, a Norwegian corporation, ("Industrier").

      WHEREAS Alpharma currently has two classes of authorized and common stock, ("Common Stock") consisting of Class A Common Stock, $.20 par value per share, (of which 13,813,516 shares are currently outstanding) (the "Class A Stock") and Class B Common Stock, $.20 par value per share, (of which 8,226,562 shares are currently outstanding) (the "Class B Stock"); and

      WHEREAS Industrier owns all of the outstanding Class B Stock through its wholly-owned subsidiary, Wangs Fabrik AS ("Wangs"); and

      WHEREAS Alpharma desires to increase its equity base through the issuance of additional shares of Common Stock and the Board of Directors of Alpharma has approved the issuance of additional shares of Class B Stock to Industrier (or Wangs) on the terms set forth herein, including the issuance of rights to purchase additional Class A Stock to each holder of Class A Stock as provided in section 5 hereof (the "Rights"); and

      WHEREAS Industrier has agreed to make an additional investment in Alpharma by subscribing for and purchasing newly issued shares of Class B Stock on the terms set forth herein;

      NOW THEREFORE the parties agree as follows:

      1. Subscription for Class B Stock. Industrier hereby irrevocably
         ------------------------------
subscribes for and agrees to purchase from Alpharma, and Alpharma hereby agrees to issue and sell to Industrier (or if designated by Industrier, Wangs), 1,273,438 shares of Class B Stock (the "New B Shares") for a subscription price per share of $16.34 being an aggregate subscription consideration of $20,807,976.92 (the "Subscription Consideration").

      2. Payment of Subscription Consideration and Issuance of New B. Shares.
         -------------------------------------------------------------------
Industrier shall pay the Subscription Consideration by wire transfer to Alpharma's account at such bank as Alpharma may designate in United States funds on the date on which the Rights shall expire (the "Payment Date"). Upon receipt of the Subscription Consideration, Alpharma shall issue the New B Shares duly registered in the name of Industrier (or Wangs) and shall deliver to Industrier (or Wangs) a validly executed certificate evidencing the New B Shares. Such certificate may contain appropriate legends to reflect applicable securities law limitations and the existing Control Agreement, as amended, between Industrier and Alpharma.

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                                                        Page 10 of 41 Pages

      3.    Conditions to Purchase of Class B Stock.
            ---------------------------------------

            a. The obligation of Industrier to purchase the New B Shares as herein provided is subject only to the condition (which may be waived by Industrier) that Industrier shall receive a written legal opinion of Kirkland & Ellis dated as of the Payment Date stating that the New B Shares have been properly authorized and constitute duly issued and outstanding shares of Class B Stock with the rights, privileges and limitations set forth in Alpharma's Certificate of Incorporation, as amended;

            b. The obligation of Alpharma to issue the New B Shares as herein provided is subject only to the conditions (which may be waived by Alpharma) that (i) the Rights shall have been issued to holders of Class A Stock prior to the Payment Date, (ii) the issuance of the New B Shares shall have complied in all material respects with the Bylaws and Certificate of Incorporation, as amended, of Alpharma, the Delaware General Corporation Law and United States securities laws, and (iii) the shares of Class A stock issuable upon exercise of the Rights shall have been approved for listing, on a when-issued basis, on the New York Stock Exchange. Alpharma will use its reasonable best efforts to cause all conditions in this paragraph b. to be fulfilled.

            c. Industrier has received all information which it has requested regarding financial, operational, personnel and other developments relating to Alpharma, including copies of Alpharma's report on form 10-K for 1995 and its reports on form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and information regarding Alpharma's preliminary operating results for the fiscal quarter and year ended December 31, 1996, the impact of Alpharma's operating results on its existing credit agreements and its recent discussions regarding possible acquisitions and other corporate developments. Industrier acknowledges that its subscription for New B Shares hereunder is unconditional and irrevocable (except as provided in section 3(a) above) and shall not be affected in any way by any financial, operational, personnel or other development (whether favorable or unfavorable) affecting or threatening to affect Alpharma. Industrier further acknowledges that certain information provided to Industrier regarding Alpharma is confidential and that through certain common officers and/or directors Industrier has received or may in the future receive confidential information relating to Alpharma, and Industrier hereby agrees to keep all such information confidential and to use reasonable effort to cause each officer, director and employee of Industrier to keep such information confidential.

      4.    Representations and Warranties
            ------------------------------

            a. Industrier hereby represents and warrants to Alpharma that (i) this agreement has been duly authorized, executed and delivered on behalf of Industrier and is a valid and binding agreement of Industrier, enforceable in accordance with its terms, and (ii) Industrier (or Wangs) will acquire the New B Shares for investment and without any intent to distribute or resell any of such shares

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                                                        Page 11 of 41 Pages

            b. Alpharma hereby represents and warrants to Industrier that (i) this agreement has been duly authorized, executed and delivered on behalf of Alpharma and is a valid and binding agreement of Alpharma, enforceable in accordance with its terms; (ii) the New B Shares have been duly authorized and, when issued to Industrier as herein provided, will be validly issued and the issuance thereof will not violate any preemptive right of any holder of Class A Stock or Class B Stock; (iii) the execution and delivery of this agreement by Alpharma and its performance of its obligations hereunder will not breach, violate or cause a default under any agreement or commitment binding on Alpharma or Alpharma's Bylaws or Certificate of Incorporation as amended; and (iv) the New B Shares will be entitled and subject to the rights, privileges and limitations set forth in Alpharma's Certificate of Incorporation, as amended.

      5. Rights Issuance. Industrier acknowledges that Alpharma intends to
         ---------------
distribute to the holders of its outstanding Class A Stock on or about April 15, 1997 certain transferable Rights entitling such holders to purchase shares of Class A Stock at $16.34 per share on or before November 30, 1997. Each holder will receive the right to purchase approximately .16 share of Class A Stock for each share of Class A Stock held by such holder on the record date for such distribution. The Rights and the Class A Stock issuable on exercise thereof are required to be registered under the Securities Act of 1933 and are intended to be listed for trading on the New York Stock Exchange. Alpharma intends to take such actions as are appropriate to effect such registration and listing and may make such changes in the terms of the Rights as the Board of Directors determines are appropriate to effect such registration and listing, comply with applicable law and otherwise carry out the intent and purpose of such Rights distribution. Industrier agrees to the issuance of such Rights and hereby waives any right to receive Rights or any similar right to purchase Common Stock of the Company which it may have under Alpharma's Certificate of Incorporation as a result of the Rights distribution provided for herein.

      6. Registration Rights. Subject to the aforementioned Control Agreement,
         -------------------
Alpharma agrees that Industrier (or Wangs) as holder of the New B Shares shall be entitled to cause Alpharma at any time after the second anniversary of the Payment Date to register under the Securities Act of 1933, as amended, any of the Class B Stock owned by Industrier or its subsidiaries (or any Class A Stock) into which such Class B Stock is convertible. Such registration rights shall be set forth in a mutually agreeable registration rights agreement which provides for : (i) up to three demand registrations of at least $30,000,000 of securities each; (ii) payment by Alpharma of all reasonable expenses except underwriting commission; (iii) Alpharma's right to defer registration for up to six months for good corporate purposes; (iv) the selection of mutually acceptable managing underwriters; (v) unlimited piggy-back registration if acceptable to the managing underwriters and not adverse to Alpharma's interest; (vi) non-transferability of the registration rights and (vii) such other terms and conditions as are customary in private placement registration rights agreements. The registration rights agreement shall be prepared and agreed to as promptly as practicable.

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                                                          Page 12 of 41 Pages

      7. Adjustments to Changes in Common Stock. If prior to the Payment Date
         --------------------------------------
there occurs (or a record date is established with respect to) a stock split, stock dividend, recapitalization or other event affecting the Common Stock, the New B Shares shall be adjusted in an equitable manner so that Industrier shall be entitled to purchase on the Payment Date the same number of New B Shares and/or other securities as Industrier would have if it had purchased the New B Shares immediately prior to the record date for such action and the shares so purchased had been subject to such action.

      8. Miscellaneous
         -------------

            a. No Third Party Beneficiaries.  This Agreement shall not confer
               ----------------------------
any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

            b. Entire Agreement. This Agreement (including the documents
               ----------------
referred to herein) constitutes the entire agreement between the parties with respect to the New B Shares and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            c. Succession and Assignment. This Agreement shall be binding upon
               -------------------------
and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that the Buyer may assign any or all of its rights and interests (but not its obligations) hereunder to Wangs.

            d. Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            e. Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of this State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            f. Amendments and Waivers. No amendment of any provision of this
               ----------------------
Agreement shall be valid unless the same shall be in writing and signed by each party hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                                     * * *



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                                                         Page 13 of 41 Pages

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        ALPHARMA INC.

                                        By: /s/ Jeffrey Smith
                                           -------------------------------------

                                        Its: V. P. - Finance
                                            ------------------------------------


                                        A. L. INDUSTRIER AS

                                        By: /s/ E. W. Sissener       Roald Jotun
                                           -------------------------------------
                                        Its:    Chairman                CEO
                                            ------------------------------------


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